Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

December 2, 2011

among

NEWELL RUBBERMAID INC.,

The SUBSIDIARY BORROWERS Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

BARCLAYS CAPITAL,

CITIGROUP GLOBAL MARKETS INC.

and

RBC CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS CAPITAL,

CITIGROUP GLOBAL MARKETS INC.

and

RBC CAPITAL MARKETS,

as Syndication Agents

(i)

(ii)

(iii)

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.12	—	Existing Agreements
Schedule 3.13	—	Significant Subsidiaries
Schedule 6.02	—	Existing Indebtedness
Schedule 6.03(b)	—	Existing Liens

ANNEXES:

Annex I	—	Mandatory Costs

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Special New York Counsel to JPMorgan Chase Bank, N.A.
Exhibit C	—	Form of Subsidiary Borrower Joinder Agreement
Exhibit D-1	—	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-2	—	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-3	—	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-4	—	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E	—	Form of Promissory Note

(iv)

CREDIT AGREEMENT dated as of December 2, 2011 among NEWELL RUBBERMAID INC., the SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.22.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the relevant LIBO Rate for such Interest Period for such Borrowing denominated in the relevant Currency multiplied by (b) the Statutory Reserve Rate; provided that such interest rate shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Annex I, to reflect the Mandatory Costs.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s office and, as appropriate, account or accounts in respect of each relevant Currency, as designated from time to time by the Administrative Agent in a notice to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Currency” has the meaning assigned to such term in Section 2.14.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Foreign Currency” means, at any time, any of euro, Pounds Sterling, Japanese Yen, and with the agreement of each Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Lender for making any Revolving Loan hereunder and/or to permit any Applicable Borrower to borrow and repay the principal thereof and to pay the interest thereon and/or, in the case of any Letter of Credit denominated in any such Currency, to

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permit the applicable Issuing Bank to issue such Letter of Credit or make any disbursement with respect thereto hereunder and/or to permit any Applicable Borrower to reimburse the applicable Issuing Bank for any such disbursement or pay interest thereon and/or to permit any Lender to acquire a participation interest therein or make any payment to the applicable Issuing Bank in consideration thereof, unless, in each case, such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the next preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or the next preceding Business Day, as applicable). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Applicable Borrowers” means (a) with respect to the Commitments (including any Revolving Loans and/or the Letters of Credit made (or to be made) or issued (or to be issued) thereunder), the Company and each Domestic Subsidiary designated to be a Subsidiary Borrower for such purpose pursuant to Section 2.05 (so long as such Subsidiary shall remain a Subsidiary Borrower hereunder) and (b) with respect to Section 2.04 (including the right to request Competitive Bids and to borrow Competitive Loans hereunder), the Company and each Subsidiary designated to be a Subsidiary Borrower for such purpose pursuant to Section 2.05 (so long as such Subsidiary shall remain a Subsidiary Borrower hereunder). References herein to “the Applicable Borrower” shall refer to each particular Applicable Borrower under clause (a) or (b) above which is (or shall be) the Borrower in respect of the relevant Loans or Letters of Credit.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments of all of the Lenders represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments of all of the Lenders (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

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“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt:

Index Debt Ratings Moody’s/S&P/Fitch	ABR Spread	Eurocurrency Spread	Facility Fee Rate
Category 1 Baa1/BBB+/BBB+ or better	0.0%	0.975%	0.15%
Category 2 Baa2/BBB/BBB	0.075%	1.075%	0.175%
Category 3 Baa3/BBB-/BBB-	0.275%	1.275%	0.225%
Category 4 Ba1/BB+/BB+	0.70%	1.70%	0.30%
Category 5 Ba2/BB/BB or lower	0.875%	1.875%	0.375%

For purposes of the foregoing, (i) if at any time the Company has ratings for the Index Debt from at least two of the Rating Agencies that fall within the same Category, the Applicable Rate shall be based on such Category; provided that (x) if at any time the Company has ratings for the Index Debt from two or three of the Rating Agencies that fall within two different Categories that are one Category apart, the relevant Category for purposes of determining the Applicable Rate shall be the Category for the higher of the Moody’s rating (if any) or the S&P rating (if any) and (y) if at any time the Company has ratings for the Index Debt from two or three of the Rating Agencies that fall within different Categories that are two or more Categories apart, the relevant Category for purposes of determining the Applicable Rate shall be the Category that is one level above the Category for the lower (or the lowest, as the case may be) of such ratings; (ii) if at any time Moody’s and S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), the relevant Category for purposes of determining the Applicable Rate shall be Category 5; and (iii) if the ratings established or deemed to have been established by any Rating Agency for the Index Debt shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Company to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of such Rating Agency most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

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“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (i) or (ii) above, such ownership interest or appointment, as the case may be, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality or such administrator, guardian, custodian or other similar official) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrowers” means the Company and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type and Currency to any Applicable Borrower that are made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type and Currency to any Applicable Borrower that are made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Applicable Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (a) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Dollars or any Foreign Currency (other than euro) (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in any Foreign Currency (other than euro) (or any notice with respect thereto), that is also a day on which (i) banks are open for general business in London and (ii) commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Foreign Currency and (b) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in euro (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in euro (or any notice with respect thereto), that is also (i) a day on which banks are open for general business in London and (ii) a TARGET Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Banks (as applicable) and the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if any Issuing Bank benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and/or each Issuing Bank, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement or (with respect to any Lender) such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 10.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans to any Applicable Borrower and to acquire participations in Letters of Credit issued for the account of any Applicable Borrower hereunder, in each case in Dollars or an Agreed Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Commitments is $800,000,000.

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“Commitment Increase Effective Date” has the meaning assigned to such term in Section 2.21(d).

“Company” means Newell Rubbermaid Inc., a Delaware corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Company for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash extraordinary, unusual or non-recurring charges or losses (including restructuring charges), (f) cash restructuring charges incurred during the period from January 1, 2011 through September 30, 2011 and (g) other cash restructuring charges not exceeding $75,000,000 in the aggregate incurred at any time from and after the Effective Date, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period and without duplication, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries accrued or capitalized during such period (whether or not actually paid during such period) (including all commissions, discounts and other fees and charges owed with respect to standby letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any interest expense for such period relating to quarterly or monthly income preferred securities, quarterly income capital securities or other similar securities.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which

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the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any security issued by the Company or any of its Subsidiaries or of any agreement, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which any of them or their respective property is bound (other than under the Loan Documents) or Requirement of Law applicable to such Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Stock Disposition” has the meaning assigned to such term in Section 6.04.

“Currency” means the lawful currency of a country.

“Currency Valuation Notice” has the meaning assigned to such term in Section 2.11(b)(ii).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Alternate Base Rate plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2.00% per annum; provided, however, that with respect to a Eurocurrency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and Mandatory Costs) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate applicable to Eurocurrency Revolving Loans plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its funding obligations hereunder (including in respect of Letters of Credit), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it (and the Administrative Agent shall promptly furnish a copy thereof to the Company), or (d) has become the subject of a Bankruptcy Event.

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“Disclosure Supplement” means the Disclosure Supplement dated as of the date hereof and furnished by the Company to the Administrative Agent and the Lenders hereunder prior to the Effective Date.

“Disposition” has the meaning assigned to such term in Section 6.04(a)(E).

“Disposition Period” means, for any Disposition, a period of twelve months ending on the date of such Disposition.

“Dollar Equivalent” means, with respect to any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Foreign Currency on the date two Business Days prior to such date (or, in the case of any redenomination under the last sentence of Section 2.18(a), on the date of redenomination therein referred to), in each case, based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means any Person (other than any Ineligible Person) that meets the requirements to be an assignee under Section 10.04(b)(i) (subject to such consents, if any, as may be required thereunder).

“Entitled Person” has the meaning assigned to such term in Section 10.17.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in Section 4.01(f).

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“Existing Maturity Date” has the meaning assigned to such term in Section 2.22.

“Extending Lender” has the meaning assigned to such term in Section 2.22.

“Extension Date” has the meaning assigned to such term in Section 2.22.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch Investors Services, Inc.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Currency” means any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

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“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.

“Guarantor” has the meaning assigned to such term in Section 7.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 120 days of the date the respective goods are delivered or the services are rendered; (c) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (d) all Indebtedness of others guaranteed by such Person; (e) all Capital Lease Obligations; (f) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (g) unpaid reimbursement obligations of such Person (other than contingent obligations) in respect of commercial, standby or performance letters of credit; and (h) debt securities or obligations (including preferred debt securities) issued in connection with Permitted Securitizations included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

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“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Person” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, with respect to such portion of any Eurocurrency Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Borrowing and ending on the Maturity Date, as the Company may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

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“Issuing Bank” means (a) JPMCB and (b) each other Lender selected from time to time by the Company to be an Issuing Bank hereunder (provided that such Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be an Issuing Bank hereunder in a writing satisfactory to the Administrative Agent, executed by such Lender, the Company and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to any Letter of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means, with respect to any Letter of Credit, each LC Application and any other document, agreement and instrument entered into by an Issuing Bank and the Applicable Borrower (and/or the Company, as applicable) in favor of such Issuing Bank and relating to such Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means, at any time, the lesser of (a) $100,000,000 and (b) the total Commitments.

“Lead Arrangers” means the Joint Lead Arrangers and Joint Bookrunners listed on the cover page of this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any other agreement entered into hereunder pursuant to which such Person becomes a Lender, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or any Foreign Currency for any Interest Period, the rate (but not less than zero) appearing on the relevant display page on Reuters, or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Currency in the London interbank market, at approximately 11:00 a.m., London time, two

Credit Agreement

Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Pounds Sterling, on the first day of such Interest Period), as the rate for deposits denominated in such Currency with a maturity comparable to such Interest Period. In the event that such rate for the relevant Currency is not available on such display page at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing in such Currency for such Interest Period shall be the rate at which deposits in such Currency of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Pounds Sterling, on the first day of such Interest Period).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the promissory notes (if any) issued pursuant to Section 2.10, the LC Documents and each Subsidiary Borrower Joinder Agreement.

“Loan Parties” means the Borrowers and the Guarantor.

“Loans” means the loans made by the Lenders to the Applicable Borrowers pursuant to this Agreement.

“Local Time” means (a) in the case of Loans or Letters of Credit denominated in any Agreed Foreign Currency, London time and (b) in all other cases, New York time.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Annex I.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of the rights of or benefits available to Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

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“Maturity Date” means December 2, 2016 (or, if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day); provided that, with respect to any Extending Lender, if maturity is extended pursuant to Section 2.22, “Maturity Date” for such Lender shall mean such extended maturity date for such as determined pursuant to such Section.

“Maximum Rate” has the meaning assigned to such term in Section 10.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any time, the consolidated Equity Interests of the Company and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.22.

“Notice Date” has the meaning assigned to such term in Section 2.22.

“Obligations” means, collectively, all of the Indebtedness, liabilities and obligations of any Loan Party (including, for avoidance of doubt, in the case of the Company, as Guarantor under Article VII) to the Administrative Agent, the Lenders and/or the Issuing Banks arising under this Agreement and the other Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including the obligations incurred as a guarantor), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 10.15.

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Securitization” means a 364-day $200,000,000 accounts receivable facility, dated as of September 15, 2009, among the Company, EXPO Inc., the originators thereunder and Banc of America Securities LLC and J.P. Morgan Securities LLC as co-structuring agents, as amended, supplemented, amended and restated or otherwise modified on or prior to the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

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“Principal Financial Center” means, with respect to any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating Agency” means Moody’s, S&P or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent hereunder, any Lender that is the Company or any Affiliate of the Company shall be disregarded.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, any executive vice president, or any Financial Officer of such Person and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the applicable Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors and assigns.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Second Currency” has the meaning assigned to such term in Section 10.17.

“Securities Exchange Act” means Securities Exchange Act of 1934, as amended.

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“Specified Currency” has the meaning assigned to such term in Section 10.17.

“Specified Place” has the meaning assigned to such term in Section 10.17.

“Significant Subsidiary” means, at any time, (a) any Subsidiary Borrower or (b) any other Subsidiary of the Company if the revenues of such Subsidiary and its Subsidiaries for the four consecutive fiscal quarters of such Subsidiary most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and whether or not such Person was a Subsidiary of the Company during all or any part of the fiscal period of the Company referred to below) exceed an amount equal to 5% of the total revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters of the Company most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and including such Subsidiary and its Subsidiaries on a pro forma basis if such Subsidiary was not a Subsidiary of the Company).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person and/or one or more of the subsidiaries of such Person. “Wholly-Owned Subsidiary” means any such corporation, partnership, limited liability company or other entity of which all such shares or other ownership interests, other than directors’ qualifying shares or shares held by nominees to satisfy any requirement as to minimum number of shareholders, are so owned or Controlled.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Borrower” has the meaning assigned to such term in Section 2.05(b).

“Subsidiary Borrower Joinder Agreement” means a Subsidiary Borrower Joinder Agreement between the Company, the applicable Subsidiary Borrower and the Administrative Agent, substantially in the form of Exhibit C (and with such changes thereto as shall be necessary or appropriate as agreed to by the Administrative Agent).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any

Credit Agreement

combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capital” means the sum of (a) Net Worth plus (b) Total Indebtedness.

“Total Consolidated Assets” means, at any time, the total assets of the Company and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP and based upon the total of all assets of the Company and its Subsidiaries at such time appearing on the most recent consolidated balance sheet of the Company furnished to the Lenders pursuant to Section 3.04, Section 5.01(a) or 5.01(b), as the case may be.

“Total Indebtedness” means, as at any time, the total Indebtedness of the Company and its Subsidiaries determined on a consolidated basis without duplication.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” shall have the meaning assigned to such term in the definition of “subsidiary”.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

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SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currencies; Currency Equivalents.

(a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in the last sentence of Section 2.18(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit, together with all other Borrowings then outstanding or to be borrowed thereunder at the same time as such Borrowing, would exceed the total Commitments, (ii) the aggregate unutilized amount of the Commitments, (iii) the Revolving Credit Exposure and (iv) the LC Exposure, the outstanding principal or undrawn face amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or of such Letter of Credit determined as of the date of the issuance thereof, as the case may be.

(b) Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

(c) Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such

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Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such Currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Loan Parties to the Lenders and the Issuing Banks and of the Lenders and the Issuing Banks to the Loan Parties under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify in writing to the Company to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars or any Agreed Foreign Currency to any Applicable Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures of all the Lenders exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Applicable Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans of the same Currency as the Applicable Borrower may request in accordance herewith; provided that ABR Loans shall only be denominated in Dollars, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Company may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan or any Loan to a Subsidiary Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the

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time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurocurrency Borrowings outstanding.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, no Applicable Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing (which shall be a Business Day); provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Applicable Borrower;

(ii) the aggregate amount and Currency of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Currency of a Revolving Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Revolving Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be made instead as an ABR Borrowing, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the

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Applicable Borrower shall be deemed to have selected an Interest Period of one-month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure.

(a) Requests for Bids by Borrowers. Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Applicable Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the aggregate principal amount of Competitive Loans at any time outstanding shall not exceed $500,000,000. Competitive Loans shall not constitute a utilization of the Commitments. To request Competitive Bids, the Applicable Borrower shall notify the Administrative Agent of such request by telephone, (x) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (y) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing and (z) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Applicable Borrowers may submit up to (but not more than) 15 Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Applicable Borrower;

(ii) the aggregate amount and Currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on

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the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the name of the Applicable Borrower, (ii) the Currency of the Competitive Loan or Loans that the Lender is willing to make, (iii) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (iv) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (v) the Interest Period applicable to each such Loan and the last day thereof. No Competitive Bid shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Request and, in particular, no Competitive Bid may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Competitive Loan for which such Competitive Bid is made; provided that Competitive Bids submitted by the same Lender may be conditioned on such Lender not being required to make Competitive Loans in excess of a specified aggregate amount.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly (but in any event at least one hour prior to the times specified in the second sentence of Section 2.04(d)) notify the Applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by Borrowers. Subject only to the provisions of this paragraph, the Applicable Borrower may accept or reject any Competitive Bid. The Applicable Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (x) in the case of a Eurocurrency Competitive Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, (y) in the case of a Eurocurrency Competitive Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Competitive Borrowing and (z) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Applicable Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Applicable Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Applicable Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Applicable Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Applicable Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Applicable Borrower. A notice given by any Applicable Borrower pursuant to this paragraph shall be irrevocable.

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(e) Notification of Acceptances by Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Designation of Additional Borrowers.

(a) Designation. Subject to the terms and conditions of this Section, the Company may, at any time or from time to time after the Effective Date upon not less than 5 Business Days’ notice (or such shorter period which is reasonably acceptable to the Administrative Agent) to the Administrative Agent (which shall promptly notify the Lenders thereof), request the designation of a Wholly-Owned Subsidiary as a Borrower hereunder, provided that (i) only a Domestic Subsidiary may be designated to borrow Revolving Loans and to request the issuance of Letters of Credit hereunder. Each such notice shall specify (i) the name of applicable Subsidiary, (ii) its jurisdiction of organization and (ii) such other information with respect to such Subsidiary as the Administrative Agent shall reasonably request in connection therewith.

(b) Designation. Upon the satisfaction of the conditions specified in paragraph (c) of this Section, the applicable designated Subsidiary (each a “Subsidiary Borrower”) shall become a party to this Agreement as a Borrower hereunder and shall be entitled, subject to the terms and conditions of this Agreement, and (i) in the case of a Domestic Subsidiary so designated, such Subsidiary shall be entitled to borrow Revolving Loans and/or request the issuance of Letters of Credit hereunder and (ii) in the case of any Subsidiary so designated, as applicable, such Subsidiary shall be entitled to request and borrow Competitive Loans hereunder (and, in each case, such Subsidiary shall have and shall assume all of the obligations of a Borrower hereunder). The Administrative Agent shall promptly notify the Lenders of the effectiveness of any such designation. Notwithstanding anything herein to the contrary, a Subsidiary Borrower that is a Foreign Subsidiary may not be designated to, and shall not be entitled to, borrow Revolving Loans or request the issuance of Letters of Credit hereunder.

(c) Conditions to Designation. In addition to satisfaction with the other requirements set forth in this Section, the designation by the Company of any Subsidiary to become a Subsidiary Borrower shall be subject to the satisfaction of the following conditions (including delivery to the Administrative Agent of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance or may be waived by the Administrative Agent in its sole discretion) and such designation shall become effective on the date on which all such conditions are satisfied (or so waived):

(i) immediately prior to and after giving effect to such designation, no Default shall have occurred and be continuing;

(ii) the Administrative Agent shall have received a Subsidiary Borrower Joinder Agreement, duly completed and executed by the Company, such Subsidiary and the Administrative Agent;

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(iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Company to the effect that the conditions to such designation set forth in this Section shall be satisfied;

(iv) the Administrative Agent shall have received such proof of corporate or other action, incumbency of officers, opinion and other documents as are consistent with those delivered by the Loan Parties pursuant to Section 4.01 on the Effective Date as the Administrative Agent shall reasonably request, all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(v) to the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender shall have received all documentation and other information with respect to such Subsidiary required by regulatory authorities under the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations.

(d) Company as Agent. Each Subsidiary of the Company that becomes a Subsidiary Borrower pursuant to this Section hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each such Subsidiary.

(e) Termination of Subsidiary Borrowers. Subject to the terms and conditions of this paragraph (e) (provided that no Default shall exist), the Company may, upon at least five Business Days’ notice to the Administrative Agent (in form reasonably satisfactory to the Administrative Agent) at any time at which no Loans, Letters of Credit or any other amounts under this Agreement or any other Loan Document shall be outstanding to a Subsidiary Borrower, remove such Subsidiary Borrower as a Borrower hereunder, which notice shall specify the applicable Subsidiary Borrower to be removed as a Borrower and the effective date thereof. The Administrative Agent shall, promptly upon receipt of such notice, notify the Lenders thereof. Effective upon the effective date specified in such notice, all commitments of the Lenders to make Loans to, or of the Issuing Banks to issue Letters of Credit for the account of, such Subsidiary Borrower shall terminate, such Subsidiary Borrower’s rights hereunder shall terminate and such Subsidiary Borrower shall cease to be a Borrower hereunder. Notwithstanding anything herein to the contrary, the removal of any Subsidiary Borrower as a Borrower hereunder shall not terminate or discharge any obligation of such Subsidiary Borrower that remains unpaid at the time of such removal or the obligations of the Guarantor with respect to any such unpaid obligations under Article VII. Upon the occurrence of any event described in clause (h) or (i) of Article VIII (or any event which under the laws of any jurisdiction is analogous to any such event) with respect to a Subsidiary Borrower, (i) all Commitments of the Lenders to make Loans to, and participate in Letters of Credit (and of the Issuing Banks to issue Letters of Credit) for the account of, such Subsidiary Borrower and all of the rights of such Subsidiary Borrower hereunder shall automatically terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder, (ii) the principal amount then outstanding of, and the accrued interest on, the Loans (if any) made to such Subsidiary Borrower and all other amounts payable by such Subsidiary Borrower under this Agreement and the other Loan Documents to which it is a party shall automatically become immediately due and payable and (iii) if any Letters of Credit are then outstanding under which such Subsidiary Borrower is the account party, the Company shall provide Cash Collateral in Dollars in an amount equal to the LC Exposure in respect of all such Letters of Credit, as provided in Section 2.06(j), in each case, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by such Subsidiary Borrower and the Company.

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SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, at the request of any Applicable Borrower, each Issuing Bank agrees to issue Letters of Credit denominated in Dollars or any Agreed Foreign Currency for the account of such Borrower in such form as is acceptable to such Issuing Bank in its reasonable determination, at any time and from time to time during the Availability Period, or to amend, renew or extend any previously issued such Letter of Credit, in an aggregate amount that will not result, after giving effect thereto, in (i) any Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the total Revolving Credit Exposures of all the Lenders exceeding the total Commitments or (iii) the total LC Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section) exceeding the LC Sublimit. Letters of Credit issued hereunder shall constitute utilization of the Commitments. Immediately upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the amount of such Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the Currency of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Applicable Borrower also shall submit an LC Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of LC Application or other agreement submitted by the Applicable Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (or, if there are different Maturity Dates hereunder, the then earliest scheduled Maturity Date); provided that any Letter of Credit may provide for the automatic renewal thereof for additional one-year periods so long as such automatic renewal does not extend the expiration thereof beyond the date specified in clause (ii) above; provided, further that, if at any time there are different Maturity Dates hereunder, any Letter of Credit may expire after the date specified in such clause (ii) (but in no event later than the date that is five Business Days prior to the next earliest scheduled Maturity Date at such time) so long as, on the date of issuance, amendment, renewal or extension thereof and after giving effect thereto, (x) the total Revolving Credit Exposure would not exceed the total Commitments of the Extending Lenders (including Additional Commitment Lenders) and (y) the total LC Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section) with respect to Letters of Credit that have an expiry date after the then earliest scheduled Maturity Date would not exceed the LC Sublimit.

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or applicable Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Currency (except to the extent the penultimate sentence of this paragraph (e) permits payments in Dollars) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Applicable Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, in the case of any such reimbursement in Dollars, the Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. In the case of a Letter of Credit denominated in an Agreed Foreign Currency, the Applicable Borrower shall reimburse the applicable Issuing Bank in such Agreed Foreign Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Applicable Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Applicable Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Agreed Foreign Currency, the applicable Issuing Bank shall notify the Applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

If the Applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Agreed Foreign Currency), the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the

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Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Applicable Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Applicable Borrowers to the extent permitted by applicable law) suffered by the Applicable Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, such unpaid amount shall bear interest at the applicable Default Rate. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Applicable Borrowers shall be required to provide Cash Collateral pursuant to Section 2.11(b), the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (x) in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and (y) in the case of Cash Collateral required pursuant to Section 2.11(b), the amount required thereunder; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Applicable Borrowers under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Applicable Borrowers under this Agreement and the other Loan Documents. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

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SECTION 2.07. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the Administrative Agent at the Administrative Agent’s Office most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower maintained with the Administrative Agent in New York City or London, as applicable, or otherwise in accordance with such Borrower’s instructions, in each case as set forth in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Elections by Applicable Borrowers for Revolving Borrowings. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that (i) a Revolving Borrowing denominated in one Currency may not be continued as, or converted to, a Revolving Borrowing in a different Currency, (ii) no Eurocurrency Revolving Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the total Revolving Credit Exposures would exceed the total Commitments and (iii) a Eurocurrency Revolving Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

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(b) Notice of Elections. To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Applicable Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) if such Borrowing is denominated in a Foreign Currency, such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Applicable Borrower, then, so long as an Event of Default is continuing (A) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period therefor and (C) no outstanding Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

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(b) Voluntary Termination or Reduction. The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Commitments.

(c) Notice of Voluntary Termination or Reduction. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan made to such Borrower on the last day of the Interest Period applicable to such Loan.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the applicable Commitments, the amount and Currency of each Loan made hereunder and the Applicable Borrower, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the applicable Lenders and each such Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), in substantially the form of Exhibit E (with such changes thereto as shall be approved by the Administrative Agent). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments. Each Applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that no Applicable Borrower shall have the right to prepay any Competitive Loan made to it unless agreed to by the Lender of such Competitive Loan and such Applicable Borrower.

(b) Mandatory Prepayments of Revolving Credit Exposure.

(i) Generally. If on any date the total Revolving Credit Exposures exceed the total Commitments, the Applicable Borrowers shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) provide Cash Collateral in respect of the LC Exposure in accordance with Section 2.06(j), in an amount sufficient to eliminate such excess.

(ii) Currency Fluctuations. On the last Business Day of each month prior to the Maturity Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate outstanding principal or face amount of all Revolving Loans and Letters of Credit denominated in Foreign Currencies. For the purpose of this determination, the outstanding principal or face amount of any Revolving Loan or Letter of Credit, as the case may be, denominated in a Foreign Currency shall be deemed to be the Dollar Equivalent of such Revolving Loan or Letter of Credit determined as of such date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 10:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Applicable Borrowers thereof. For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the Dollar Equivalent of the then outstanding Revolving Loans and Letters of Credit denominated in Foreign Currencies. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any month. If, on the date of such determination, the total Revolving Credit Exposure (including the Dollar Equivalent of the Revolving Credit Exposure denominated in Foreign Currencies) exceeds 103% of the total Commitments, the Applicable Borrowers shall, if requested by the Required Lenders (through the Administrative Agent), immediately prepay the Revolving Loans (whether denominated in Dollars or Foreign Currencies) in an amount sufficient to eliminate such excess. If, on the date of such determination, the LC Exposure (including the Dollar Equivalent of the LC Exposure denominated in Foreign Currencies) exceeds the LC Sublimit, the Borrowers shall, if requested by the Required Lenders (through the Administrative Agent), provide Cash Collateral in Dollars in respect of the LC Exposure in accordance with Section 2.06(j) in an amount at least equal to such excess.

(c) Notices, Etc. The Applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder:

(i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment;

(ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in any Agreed Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of prepayment; or

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(iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 a.m., New York City time, one Business Day before the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a prepayment under paragraph (b) of this Section 2.11. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

The application of any prepayment pursuant to paragraph (b) of this Section 2.11 shall be made, first, to ABR Revolving Loans (if applicable) and, second, to Eurocurrency Revolving Loans. Notwithstanding anything herein to the contrary, any mandatory prepayment of the Revolving Loans pursuant to paragraph (b) of this Section shall not result in a mandatory reduction of the Commitments.

SECTION 2.12. Fees.

(a) Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on each Quarterly Date and on the date on which the Commitments terminate; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be

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payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid, to the extent due and payable under any Loan Document, shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) ABR Loans. The Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the applicable Default Rate.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan denominated in Dollars prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days (except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest on Revolving Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing in any Currency (the Currency of such Borrowing herein referred to as the “Affected Currency”):

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the Affected Currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective, and, if the Affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Revolving Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Revolving Borrowing, (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Revolving Borrowing denominated in the Affected Currency shall be ineffective, and (iv) any request by the Company for a Eurocurrency Competitive Borrowing denominated in the Affected Currency shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Applicable Borrower for Eurocurrency Competitive Borrowings may be made to the Lenders denominated in the Affected Currency that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

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(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or, in the case of clause (iii) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for the claim and the computation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Applicable Borrower and shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

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(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan or any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Applicable Borrower (or, in the case of clause (e) above, the Company) shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the LIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant Currency of the affected Eurocurrency Loan of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth in reasonable detail the basis for the claim and the computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Applicable Borrower (or, the Company, as applicable) shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

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(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for the claim and the computation of the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Loan Party is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably

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requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the applicable Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Issuing Bank. For purposes of this Section, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments. Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be

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due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including facility fees, payments required under Section 2.15, and payments required under Section 2.16 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.16, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

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(d) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Administrative Agent and each Issuing Bank shall have consented to such Eligible Assignee to the extent consent would be required under the terms of Section 10.04(b) in connection with an assignment to such Eligible Assignee (which consents shall not be unreasonably withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other

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amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a) (except to the extent allocable to (i) the outstanding principal amount of the Revolving Loans funded by it and (ii) its outstanding LC Exposure for which such Defaulting Lender has provided Cash Collateral to the applicable Issuing Bank hereunder);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02), except that (i) the Commitment(s) of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Banks only the Applicable Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Applicable Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

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(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.12(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, any Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank, shall have entered into arrangements with the Company or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Increase in Commitments. (a) Request for Increase. Provided that no Default exists, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time request an increase in the Commitments by an amount such that, immediately after giving effect to such increase, the total Commitments hereunder shall not exceed $1,250,000,000; provided that any such request for an increase shall be in a minimum amount of $50,000,000 or a larger multiple of $1,000,000. At the time of delivery of such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall be at least five Business Days after the date of delivery of such notice to the Lenders and at least 30 days prior to the Maturity Date).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment hereunder and any election to do so shall be in the sole discretion of each Lender.

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(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Persons which are Eligible Assignees that are not then Lenders to become Lenders; provided that the Commitment of each such Person shall equal to at least $25,000,000. Notwithstanding anything herein to the contrary, each Lender participating in such increase (including each such Person) shall be subject to the consent of the Administrative Agent and each Issuing Bank (such consent in each case not to be unreasonably withheld) to the extent consent would be required under the terms of Section 10.04(b) in connection with an assignment to such Lender or Person.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the relevant Commitment Increase Effective Date and record the relevant information for such increase in the Register.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Administrative Agent shall have received (i) a certificate of each Borrower dated as of the Commitment Increase Effective Date signed by a Responsible Officer of such Borrower (A) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (x) the representations and warranties of the Loan Parties in this Agreement and the other Loan Documents are true and correct on and as of the relevant Commitment Increase Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and except that, for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a) or and 5.01(b), as applicable, and (y) no Default shall have occurred and be continuing; and (ii) a joinder or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, from each Lender (including each Person (if any) that will become a Lender as part of such increases) pursuant to which such Lender shall, effective as of such Commitment Increase Effective Date, undertake a Commitment as part of such increase (and, if any such Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date), executed by each such Lender and each Borrower (which shall be acknowledged by the Administrative Agent). On each Commitment Increase Effective Date, the Applicable Borrowers shall prepay on a nonratable basis any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16), and/or borrow on a nonratable basis from each Lender which is providing a new Commitment as part of such increase on such date, such that, after giving effect thereto, all outstanding Revolving Loans shall be held by the Lenders in accordance with their respective revised Applicable Percentages arising as a result of any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18(c) or Section 10.02 to the contrary.

SECTION 2.22. Extension of Maturity Date. (a) Requests for Extension. The Company may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to each anniversary of the Effective Date (such anniversary date, the “Extension Date”), request that each Lender extend such Lender’s Maturity Date then in effect (the “Existing Maturity Date”) for an additional one year.

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(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than the 20th day (or such later date as shall be acceptable to the Company and the Administrative Agent) (the “Notice Date”) following the date of the Company’s notice, advise the Company and the Administrative Agent whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Company and the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to extend such Lender’s Maturity Date and any election to do so shall be in the sole discretion of each Lender, and the election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender at any time with, and add as “Lenders” under this Agreement in place thereof, one or more Persons that are Eligible Assignees and/or one or more existing Lenders (each, an “Additional Commitment Lender”); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption or a joinder or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, as applicable, pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Notwithstanding anything herein to the contrary, each Lender (including each Eligible Assignee that shall become an Additional Commitment Lender) undertaking such a Commitment shall be subject to the consent of the Administrative Agent and each Issuing Bank to the extent consent would be required under the terms of Section 10.04(b) in connection with an assignment to such Lender or Eligible Assignee (which consents shall not be unreasonably withheld).

(d) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Existing Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender (if it is not already a Lender) shall thereupon become a “Lender” for all purposes of this Agreement.

(e) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Administrative Agent shall have received (i) a certificate of each Borrower dated as of the Extension Date signed by a Responsible Officer of such Borrower (A) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (B) in the case of the Company, certifying that, before and after giving effect to such extension, (x) the representations and warranties of the Loan Parties in this Agreement and the other Loan Documents are true and correct on and as of the Extension Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and except that, for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and (y) no Default shall have occurred and be continuing; and (ii) a joinder or other agreement

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referred to in paragraph (c) of this Section from each Additional Commitment Lender pursuant to which such Lender shall, effective as of the Extension Date, undertake a Commitment, executed by each such Lender and the Company (which shall be acknowledged by the Administrative Agent). On each Extension Date (or any other date thereafter on which a Non-Extending Lender shall be replaced pursuant to paragraph (c) of this Section), the Applicable Borrowers shall prepay on a nonratable basis any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16), and/or borrow on a nonratable basis from each Additional Commitment Lender which is providing a new Commitment on such date, such that, after giving effect thereto, all outstanding Revolving Loans shall be held by the Lenders in accordance with their respective revised Applicable Percentages.

(f) Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not agreed to extend its Existing Maturity Date, the Maturity Date shall remain unchanged.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18(c) or Section 10.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company and (with respect only to Sections 3.01, 3.02, 3.03 and 3.14) each Subsidiary Borrower represents and warrants to the Lenders that:

SECTION 3.01. Corporate Existence; Powers. Each of the Company and its Significant Subsidiaries and each Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Corporate Action; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of the respective Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

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SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011 certified by its chief financial officer. Such financial statements present fairly the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No Material Adverse Change. Except as set forth in the Disclosure Supplement, since December 31, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except as set forth in the Disclosure Supplement and with respect to any other matters that, individually or in the aggregate, would not result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Company, has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.10. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.11. Use of Credit. Neither the Company nor any of its Subsidiaries is engaged, nor will it or any of them engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

SECTION 3.12. Existing Agreements. Schedule 3.12 hereto is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, purchase agreement, Guarantee or other arrangement (other than a letter of credit) providing for or otherwise relating to any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Company or any of its Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described (as of the date hereof) in said Schedule 3.12.

SECTION 3.13. Subsidiaries. As of the date hereof, each of the Company and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote all of its Equity Interests in, each Subsidiary held by it and all of the issued and outstanding Equity Interests of each such Subsidiary is validly issued, fully paid and nonassessable. Schedule 3.13 hereto is a complete and correct list, as of the date hereof, of all Significant Subsidiaries of the Company.

SECTION 3.14. Subsidiary Borrower Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority that have not been obtained by the time any Subsidiary of the Company becomes a Subsidiary Borrower are necessary for the execution, delivery or performance by such Subsidiary Borrower of the Subsidiary Borrower Joinder Agreement or any other Loan Documents to which it is party or for the validity or enforceability of any thereof or for the borrowing by such Subsidiary Borrower hereunder.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b) Opinions of Company Counsel. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) McGuireWoods LLP, counsel for the Company and (ii) the General Counsel of the Company, in each case in form and substance satisfactory to the Administrative Agent (and the Company hereby requests such counsel to deliver such opinions).

(c) Opinions of Counsel to JPMCB. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit B (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Corporate Documents. The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Certain Conditions; Officer’s Certificate. As of the Effective Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 (excluding, however, the first parenthetical clause in such paragraph (a)) shall be satisfied; and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, confirming compliance with such conditions.

(f) Repayment of Existing Credit Agreement. The Administrative Agent shall have received evidence that as of the Effective Date the principal of and interest on, and all fees and other amounts owing under the Credit Agreement dated as of November 14, 2005 among the Company, the lenders party thereto and JPMCB, as administrative agent (as amended, the “Existing Credit Agreement”) shall have been (or shall be simultaneously) paid in full, all letters of credit outstanding thereunder (if any) have been canceled or have expired and all commitments of lenders thereunder shall have been terminated (and, by its execution of this Agreement, each Lender that is party to the Existing Credit Agreement hereby waives any prior notice requirement with respect to any prepayment of amounts and/or termination of commitments under the Existing Credit Agreement contemplated by this paragraph (f), which payments and termination will be effective as of the Effective Date, and hereby agrees that any such notice when given may be conditioned upon this Agreement becoming effective).

(g) Payment of Fees, Etc. The Administrative Agent, the Lenders and the Lead Arrangers shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

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(h) Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 15, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement (other than, at any time after the Effective Date, Sections 3.04(b) and 3.05(a)) and the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date).

(b) Defaults. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full and all Letters of Credit have expired or terminated (in each case, without any pending draw thereunder), the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (except with respect to subclause (iv) below) clause (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) listing all Significant Subsidiaries as of the end of the relevant fiscal year;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Sections 6.06 and 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic reports (including reports on Form 8-K), proxy statements and other non-routine filings, reports or statements filed by the Company or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or distributed by the Company to its shareholders generally, or any non-routine reports, statements or filings made with any national securities exchange;

(f) promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the Company’s obligations to deliver documents or information required under any of clauses (a), (b) and (e) above shall be deemed to be satisfied upon the relevant documents or information being publicly available on the Company’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available.

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SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result liability of the Company and its Subsidiaries in an amount exceeding $50,000,000;

(c) to the knowledge of the Company, the occurrence of any ERISA Event that could reasonably be expected to result in liability of the Company and its Subsidiaries in an amount exceeding $10,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, transaction, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Significant Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company, such Subsidiary or such other Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) The Company will, and will cause each of its Significant Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Significant Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Credit Agreement

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans, and the Letters of Credit issued hereunder, will be used only for general corporate purposes of the Company and its Subsidiaries (including, without limitation, commercial paper back-up and acquisitions), each of which uses shall be in compliance with all applicable law and regulatory requirements (including that no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X). Following the application of the proceeds of each Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets either of the Company only or of Company and its Subsidiaries on a consolidated basis will be Margin Stock.

SECTION 5.09. Accuracy of Information. The Company will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and all Obligations have been paid in full and all Letters of Credit have expired or terminated (in each case, without any pending draw thereunder), the Company covenants and agrees with the Lenders that:

SECTION 6.01. Letter of Credit Obligations. The Company will not, and will not permit any of its Subsidiaries to, incur, assume or suffer to exist any Indebtedness or other obligations in respect of standby and performance letters of credit (other than Letters of Credit issued hereunder) in an aggregate amount exceeding 5% of Total Consolidated Assets at any time outstanding.

SECTION 6.02. Subsidiary Indebtedness. The Company will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and, in the case of such any Indebtedness exceeding $20,000,000, set forth in Schedule 6.02 (including any Indebtedness incurred after the date hereof under any instrument or agreement in effect on the date hereof and set forth in such schedule), but not any extensions, renewals or replacements of any such Indebtedness;

Credit Agreement

(c) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary (including Guarantees by any Subsidiary in respect of Indebtedness of the Company or any other Subsidiary);

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed 5% of Total Consolidated Assets at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) the Permitted Securitization and any extension, renewal or replacement thereof (but only increases thereof to the extent permitted under clause (g) below); and

(g) other Indebtedness of Subsidiaries in an aggregate principal amount not to exceed 15% of Total Consolidated Assets at any time outstanding.

SECTION 6.03. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.03(b); provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

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(e) Liens arising in connection with any Permitted Securitization and any amendment, renewal or extension thereof; provided that such Liens shall only apply to the receivables of the Company or any Subsidiary, as applicable, subject to the Permitted Securitization and any assets related thereto, as applicable;

(f) Liens securing obligations of (i) any Subsidiary to the Company, (ii) any Subsidiary Borrower to another Subsidiary Borrower or (iii) without limiting the Liens permitted under subclause (ii) of this clause (f), any Subsidiary to another Subsidiary so long as the obligations secured by the Liens permitted by this subclause (iii) do not at any time exceed $50,000,000 in the aggregate; and

(g) other Liens securing Indebtedness in an aggregate principal amount not exceeding 5% of Total Consolidated Assets at any one time outstanding.

SECTION 6.04. Fundamental Changes.

(a) Mergers, Consolidations, Sales of Assets, Etc. The Company will not, and will not permit any Subsidiary or operating divisions to:

(i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it;

(ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired);

(iii) sell, assign or otherwise dispose of any Equity Interests of any such Subsidiary, or permit any such Subsidiary to issue any Equity Interests, to any Person other than the Company or any of its Wholly-Owned Subsidiaries if, after giving effect thereto, the Company does not own, directly or indirectly, a majority of the Equity Interests of such Subsidiary (“Controlling Stock Disposition”); or

(iv) liquidate or dissolve;

provided that, so long as both before and after giving effect thereto, no Default shall have occurred and be continuing:

(A) any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(B) any Person (other than the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary;

(C) any Subsidiary or operating divisions may sell, transfer, lease or otherwise dispose of its assets to the Company, to another Subsidiary or operating division of the Company or any Subsidiary (or to any Person that becomes, as part of such transfer, a Subsidiary or an operating division of the Company or any Subsidiary);

(D) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

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(E) the Company or any Subsidiary or operating division may sell, transfer, lease or otherwise dispose of its assets (including the Controlling Stock Dispositions) and any Subsidiary may become a party to a merger or consolidation (each such sale, transfer, lease, disposition, merger or consolidation under this clause (E), a “Disposition”) so long as the aggregate book value of such assets, together with the aggregate book value of all other Dispositions during any Disposition Period, would not exceed an amount equal to 15% of the Total Consolidated Assets determined as of the last day of the most recently completed fiscal year for which a consolidated balance sheet of the Company has been furnished to the Lenders pursuant to Section 3.04(a) or Section 5.01(a), as applicable.

(b) Certain Dispositions. Notwithstanding anything in clauses (A) through (E) of Section 6.04(a) to the contrary, the Company will not, and will not permit any of its Subsidiaries or operating divisions (whether now owned or existing or hereafter acquired or designated) to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of related transactions) any of its Property (whether now owned or hereafter acquired) if such sale, assignment, lease or other disposition (whether in one transaction or in a series of related transactions) shall have a Material Adverse Effect.

(c) Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by the Company and its Subsidiaries on the date of this Agreement and any businesses which are the same, similar, ancillary or reasonably related thereto, (ii) any other business directly related to the design, manufacture, distribution and/or sale of consumer, commercial or industrial products and/or services and (iii) any other business so long as all such other businesses comprise in the aggregate less than 5% of the Total Consolidated Assets at any time.

SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

SECTION 6.06. Total Indebtedness to Total Capital. The Company shall not permit the ratio of Total Indebtedness to Total Capital at any time to be greater than 0.60 to 1.00; provided that (i) in calculating Total Capital, goodwill impairment charges taken pursuant to the FASB’s Accounting Standards Codification 350 (and any predecessor thereof) shall be disregarded to the extent such charges do not exceed $750,000,000 in the aggregate and (ii) in calculating such ratio, quarterly income preferred securities, quarterly income capital securities, monthly income preferred securities or other similar securities will be treated as part of “Total Capital” and not “Total Indebtedness”.

SECTION 6.07. Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than 4.00 to 1.00.

SECTION 6.08. Changes in Fiscal Periods. The Company will not permit the last day of its fiscal year to end on a day other than December 31 or change the Company’s method of determining its fiscal quarters.

Credit Agreement

ARTICLE VII

GUARANTEE

SECTION 7.01. Guarantee. The Company (for purposes of this Section, the “Guarantor”) hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations of each Subsidiary Borrower strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if any Subsidiary Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02. Obligations Unconditional. The obligations of the Guarantor under Section 7.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Subsidiary Borrowers under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law of any jurisdiction or any other event affecting any term of any Guaranteed Obligation or any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein shall be done or omitted; or

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Bank or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Borrower under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 7.03. Reinstatement. The obligations of the Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent, each Issuing Bank and each Lender and on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent, such Issuing Bank and such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Credit Agreement

SECTION 7.04. Subrogation. The Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations, the expiration and termination of the Commitments of the Lenders under this Agreement, payment and satisfaction in full of all Obligations and expiration or termination of all Letters of Credit (in each case, without any pending draw thereunder), it shall not exercise any right or remedy arising by reason of any performance by it of the guarantee in Section 7.01, whether by subrogation or otherwise, against any Subsidiary Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations

SECTION 7.05. Remedies. The Guarantor agrees that, as between the Guarantor on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of any Subsidiary Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 7.01.

SECTION 7.06. Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in Section 7.01 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent, any Issuing Bank, in each case at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion/action under New York CPLR Section 3213.

SECTION 7.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Loan Parties herein or in any other Loan Document, any amendment or modification hereof or thereof or waiver hereunder or thereunder or, to the extent in writing, in connection herewith or therewith, or in any report, certificate, financial statement or other document furnished pursuant hereto or to any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been false or misleading when made or deemed made in any material respect;

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(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.02(b), 5.02(c), 5.03 (solely with respect to any Loan Party’s existence) or 5.08 or in Article VI;

(e) the Company or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that, after giving effect to any applicable grace or cure period, enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

Credit Agreement

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the guarantee of the Guarantor under Article VII shall for whatever reason be terminated or cease to be in full force and effect, or the validity or enforceability thereof shall be contested by the Company;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, (iii) require that the Borrowers Cash Collateralize the LC Exposure as provided in Section 2.06(j) and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents and/or applicable law, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged

Credit Agreement

from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Notwithstanding anything herein to the contrary the Lead Arrangers and the Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company and the Subsidiary Borrowers, to Newell Rubbermaid Inc., 3 Glenlake Parkway, Atlanta, Georgia 30328, Attention: Dale L. Metz, Vice President & Treasurer (Telephone No. (770) 418-7705; Telecopy No. (770) 677-8705);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 8th Floor, Houston, Texas 77002, Attention of Loan and Agency Services Group (Telephone No. (713) 427-0002; Telecopy No. (713) 750-2956) , with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York 10179, Attention of Robert Bryant (Telephone No. (212) 270-6539 Telecopy No. (212) 270-270-5100); and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in Foreign Currencies or to Letters of Credit denominated in Foreign Currencies, also to J.P. Morgan Europe Limited, 125 London Wall, Floor 9, London EC2Y 5AJ United Kingdom, Attention of the Manager, Loan and Agency London (Telephone No. (44) 207-777-3092; Telecopy No. (44) 207-777-2360);

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(iii) if to JPMCB as an Issuing Bank, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 8th Floor, Houston, Texas 77002, Attention of Loan and Agency Services Group (Telephone No. (713) 427-0002; Telecopy No. (713) 750-2956 with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York 10179, Attention of Robert Bryant (Telephone No. (212) 270-6539 Telecopy No. (212) 270-5100; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

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(b) Amendments. Except as otherwise provided in this Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby;

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vi) release the Company from its guarantee obligations under Article VII, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (and in no event shall any such agreement amend, modify or waive any provision of Section 2.20 without the prior written consent of the Administrative Agent and each Issuing Bank).

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b) Indemnification by Company. The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Company, its Affiliates or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent claims, losses or damages arising from any non-Tax claim.

(c) Indemnification by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any Issuing Bank in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Loan Parties shall not, and the Company will not permit any of its Subsidiaries to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and

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assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any Commitments or Revolving Loans to a Lender with a Commitment immediately prior to such assignment or an Affiliate of a Lender; and

(C) each Issuing Bank.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and, the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

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For the purposes of this Section 10.04(b), the following terms shall have the following respective meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Person” means (a) a natural person; (b) the Company or any of its Affiliates; (c) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (c); or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that such company, investment vehicle or trust shall not constitute an Ineligible Person if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as a non-fiducairy agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if

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either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. Any Lender may, without the consent of the Company, any other Loan Party, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the payment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Waiver of Immunity. To the extent that any Subsidiary Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its Subsidiaries and their obligations, (vii) with the consent of the Company, (viii) on a confidential basis, (x) to any rating agency when required by it or (y) the CUSIP Service Bureau or any similar entity in connection with the issuance or monitoring of CUSIP numbers with respect to the Loans or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Credit Agreement

SECTION 10.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agents, the Issuing Banks, the Lenders and the Lead Arrangers, on the other hand, (b) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate, (c) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents, (d) the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person, (e) none of the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers has any obligation to the Company or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (f) the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Administrative Agent, the Issuing Banks, the Lenders and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transaction contemplated hereby.

SECTION 10.14. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 10.15. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 10.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate

Credit Agreement

of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.17. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the Currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another Currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another Currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligations of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Applicable Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWELL RUBBERMAID INC.

By	/s/ Dale L. Metz
	Name:	Dale L. Metz
	Title:	Vice President-Treasurer

U.S. Federal Tax Identification No.: 36-3514169

Signature Page to Newell Credit Agreement

SUBSIDIARY BORROWERS

[NONE AS OF EFFECTIVE DATE.]

Signature Page to Newell Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By	/s/ Robert D. Bryant
	Name:	Robert D. Bryant
	Title:	Vice President

Signature Page to Newell Credit Agreement

BARCLAYS BANK PLC

By	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

Signature Page to Newell Credit Agreement

CITIBANK, N.A.

By	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

Signature Page to Newell Credit Agreement

ROYAL BANK OF CANADA

By	/s/ David Cole
	Name:	David Cole
	Title:	Authorized Signatory

Signature Page to Newell Credit Agreement

BANK OF AMERICA, N.A.

By	/s/ David L. Catherall
	Name:	David L. Catherall
	Title:	Director

Signature Page to Newell Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Vice President

By	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Associate

Signature Page to Newell Credit Agreement

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Signature Page to Newell Credit Agreement

THE BANK OF TOKYO MITSUBISHI UFJ, LTD.

By	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Vice President

Signature Page to Newell Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Andrew Payne
Name: Andrew Payne
Title: Director

Signature Page to Newell Credit Agreement

THE NORTHERN TRUST COMPANY

By	/s/ Sara Bravo
Name: Sara Bravo
Title: Second Vice President

Signature Page to Newell Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Jessica L. Fabrizi
Name: Jessica L. Fabrizi
Title: Assistant Vice President

Signature Page to Newell Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Vice President

Signature Page to Newell Credit Agreement

ING BANK, N.V., DUBLIN BRANCH

By	/s/ Emma Condon
Name: Emma Condon
Title: Vice President

By	/s/ Aidan Neill
Name: Aidan Neill
Title: Director

Signature Page to Newell Credit Agreement

RBC BANK (USA)

By	/s/ James R. Pryor
Name: James R. Pryor
Title: Authorized Signatory

Signature Page to Newell Credit Agreement

SCHEDULE 2.01

Commitments

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$80,000,000.00
Barclays Bank PLC	$80,000,000.00
Citibank, N.A.	$80,000,000.00
Royal Bank of Canada	$80,000,000.00
Bank of America, N.A.	$62,000,000.00
Credit Suisse AG, Cayman Islands Branch	$62,000,000.00
Goldman Sachs Bank USA	$62,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$62,000,000.00
Wells Fargo Bank, National Association	$62,000,000.00
The Northern Trust Company	$40,000,000.00
PNC Bank, National Association	$40,000,000.00
U.S. Bank National Association	$40,000,000.00
ING Bank N.V. Dublin Branch	$30,000,000.00
RBC Bank (USA)	$20,000,000.00

TOTAL	$800,000,000.00

Schedule 2.01 to Credit Agreement

SCHEDULE 3.12

Existing Agreements

1. Indenture dated as of November 1, 1995, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association)), as Trustee. ($1,580,679,000 issued and outstanding notes as of the date hereof).

2. Junior Convertible Subordinated Indenture for the 5.25% Convertible Subordinated Debentures, dated as of December 12, 1997, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association)), as Indenture Trustee. ($436,711,649 issued and outstanding notes as of the date hereof).

3. Credit Agreement, dated as of November 14, 2005, by and among, the Company, JPMorgan Chase Bank, N.A., as administrative agent, and each lender a signatory thereto, as amended. To be terminated upon entering into this Agreement.

4. $200 Million Accounts Receivables Facility dated September 15, 2009, including (i) the Receivables Sale Agreement dated as of September 15, 2009 among the Originators party thereto and EXPO INC., as amended and/or supplemented from time to time, (ii) the Loan Servicing Agreement dated as of September, 2009 among EXPO INC., Newell Rubbermaid Inc., the Conduit Lenders, the Committed Lenders, the Managing Agents, JPMorgan Chase Bank, N.A. as Administrative Agent, and J.P. Morgan Securities, Inc. and Banc of America Securities LLC, as Co-Structuring Agents, as amended and/or supplemented from time to time, and (iii) the Performance Guaranty dated September 15, 2009, executed by Newell Rubbermaid Inc. in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. ($150,000,000 drawn as of the date hereof).

5. Contract of Sale dated January 1, 2011 between Chevron Phillips Chemical Company LP, and Rubbermaid Home Products, a division of Newell Rubbermaid Inc. and the First Amendment thereto. This contract requires the minimum purchase of certain forms of resin. The amount of resin required to be purchased in 2011 is 60,000,000 pounds (approximately $28,000,000 in value) and 80,000,000 pounds in 2012 (approximately $47,000,000 in value).

6. Contract for Sale of Polymers between Newell Rubbermaid Inc. and Equistar Chemicals, LP, dated August 18, 2011. This contract requires the minimum purchase of certain forms of resin. The amount of resin required to be purchased in 2012 is 48,000,000 pounds (approximately $28,400,000 in value).

7. Guaranty in Favor of Citigroup Inc., dated August 5, 2011 with respect to the facilities of Guarantor’s subsidiaries set forth on Annex A to this Section 3.12.

8. Interest Rate Swap Transaction Letter Agreement between JPMorgan Chase Bank, N.A. and Newell Rubbermaid Inc. with respect to JPMorgan Deal Number 2000005107105 and related ISDA Master Agreement dated as of May 11, 2000 as amended and supplemented from time to time. These agreements govern a $250,000,000 notional interest rate swap that is currently in the money by approximately $34,000,000.

9. The Company has entered into the following guarantees for the purpose of guaranteeing payment obligations of the Company’s subsidiaries with respect to foreign exchange transactions: Bank of America N.A., dated July 11, 2005; Barclays Bank PLC, dated February 27, 2003; BNP Paribas, dated

Schedule 3.12 to Credit Agreement

January 26, 2005; Goldman, Sachs & Co., and JPMorgan Chase Bank, N.A., dated as of September 28, 2011. No obligation under the above guarantees exceeds $20,000,000 as of the date of this Agreement. The amount of obligations subject to the above guarantees varies and depends upon the foreign exchange transactions outstanding at any given time.

Schedule 3.12 to Credit Agreement

ANNEX A

(To be Attached)

Schedule 3.12 to Credit Agreement

SCHEDULE A TO GUARANTY SIGNED BY NEWELL RUBBERMAID, INC.

FOR CITIGROUP INC.

Dated as of August 5, 2011

LATIN AMERICA FACILITIES

BORROWERS	MAXIMUM LIABILITY FOR PRINCIPAL

NEWELL RUBBERMAID ARGENTINA S.A
Overdraft or Short Term Loans	3,000,000 USD (LCY only)

IRWIN INDUSTRIAL TOOL FERRAMENTAS DO BRASIL LTDA.
Overdraft or Short Term Loans	5,000,000 USD (LCY only)

INVERSIONES NEWELL RUBBERMAID (CHILE), LIMITADA
Overdraft or Short Term Loans	3,000,000 USD (LCY only)
Corporate Cards	10,000 USD

SANFORD COLOMBIA S.A.
Short Term Loans	7,000,000 USD (LCY only)
Overdraft	500,000 USD (LCY only)

NEWELL RUBBERMAID SERVICIOS DE MEXICO, S. DE R.L. DE C.V.
Direct Lending Short Term Loans	1,000,000 USD (LCY only)
Overdraft	500,000 USD (LCY only)
Corporate Cards	290,000 USD

NEWELL RUBBERMAID DE MEXICO, S. DE R.L. DE C.V.
Direct Lending Short Term Loans	1,000,000 (LCY only)
Overdraft	500,000 USD (LCY only)

NEWELL RUBBERMAID MEXICALI DE R.L. DE C.V.
Corporate Cards	40,000 USD
FX Pre-Settlement Risk	100,000 USD
FX Settlement Risk	2,000,000 USD

NEWELL WINDOW FURNISHINGS DE MEXICO, S. DE R.L. DE C.V.
Corporate Cards	20,000 USD

SANFORD BRANDS VENEZUELA LLC
Standby Letters of Credit & Bank Guarantees	154,000 USD (LCY only)

EUROPE MIDDLE EAST & AFRICA FACILITIES

BORROWERS	MAXIMUM LIABILITY FOR PRINCIPAL

NEWELL RUBBERMAID POLAND S.A.
Corporate Cards	330,000 PLN
Foreign Exchange	100,000 USD
Omnibus Facility	482,000 PLN
Standby Letters of Credit	1,000,000 PLN

SANFORD LLC (RUSSIA)
Corporate Cards	1,860,000 RUB

TECHNICAL CONCEPTS HYGIENE PTY LTD (SOUTH AFRICA)
Corporate Cards	250,000 USD

NEWELL RUBBERMAID MIDDLE EAST FZE DUBAI
Open Ended Guarantees – Special Transaction	72,000 AED
Standby Letters of Credit & Bank Guarantees	440,000 USD

PAN-EURO DOL – TOTAL EURO 20,000,000 – Available to the following entities:

APRICA EUROPE SRL

DYMO BVBA

DYMO FINANCE SPRL

DYMO HOLDINGS SPRL

ELDON EUROPE SNC

IRWIN INDUSTRIAL TOOLS GMBH

IRWIN INDUSTRIAL TOOLS COMPANY LTD

NEWELL LTD

NEWELL SPRL

NEWELL IBERIA SL

NEWELL INTERNATIONAL CAPITAL SAS

NEWELL INVESTMENTS FRANCE SAS

NEWELL LUXEMBOURG FINANCE SARL

NEWELL RUBBERMAID BELGIUM NV SA

NEWELL RUBBERMAID DENMARK AS

NEWELL RUBBERMAID EUROPE SARL

NEWELL RUBBERMAID FINLAND OY

NEWELL RUBBERMAID FRANCE SAS

NEWELL RUBBERMAID ITALY SRL

NEWELL RUBBERMAID LUXEMBOURG SARL

NEWELL RUBBERMAID NEDERLAND BV

NEWELL RUBBERMAID POLAND II SP ZOO

NEWELL RUBBERMAID SARL

NEWELL RUBBERMAID SWEDEN AB

NEWELL TOOLS NETHERLAND BV

PARKER PEN COMPANY

POLYHEDRON HOLDINGS LTD

REYNOLDS SAS

REYNOLDS PEN INTERNATIONAL SAS

ROTRING PORTUGAL LTDA

RUBBERMAID FRANCE SA

RUBBERMAID FRANCE SAS

RUBBERMAID FRANCE SNC

RUBBERMAID IRELAND LTD

SANFORD GMBH

SANFORD AUSTRIA GMBH

SANFORD ECRITURE SAS

SANFORD ITALY SRL

SANFORD SCHWEIZ AG

TECHNICAL CONCEPTS BENTFIELD BV

TECHNICAL CONCEPTS INTERNATIONAL LTD

TECHNICAL CONCEPTS LUXEMBOURG SARL

TEUTONIA POLSKA SP ZOO

WATERMAN SAS

PAN-EURO TOD – TOTAL EURO 28,000,000 – Available to the following entities:

NEWELL LUXEMBOURG FINANCE SARL (EUR / USD / JPY)

NEWELL RUBBERMAID DENMARK A/S (DKK)

NEWELL RUBBERMAID NORWAY AS (NOK)

NEWELL RUBBERMAID SWEDEN AB (SEK)

SANFORD (SCHWEIZ) AG (CHF)

ISSUANCE OF GUARANTEES – EURO 8,000,000 – Available to the following entities:

APRICA EUROPE SRL

DYMO AB

DYMO BVBA

DYMO FINANCE SPRL

DYMO HOLDINGS SPRL

ELDON EUROPE SNC

IRWIN INDUSTRIAL TOOLS COMPANY LTD

IRWIN INDUSTRIAL TOOLS GMBH

NEWELL IBERIA SL

NEWELL INTERNATIONAL CAPITAL SAS

NEWELL INVESTMENTS FRANCE SAS

NEWELL LTD

NEWELL LUXEMBOURG FINANCE SARL

NEWELL RUBBERMAID BELGIUM NV SA

NEWELL RUBBERMAID CZECH REPUBLIC SRO

NEWELL RUBBERMAID CZECH REPUBLIC II SRO

NEWELL RUBBERMAID DENMARK A/S

NEWELL RUBBERMAID EUROPE SARL

NEWELL RUBBERMAID FINLAND OY

NEWELL RUBBERMAID FRANCE SAS

NEWELL RUBBERMAID HUNGARY TRADING KFT

NEWELL RUBBERMAID ITALY SRL

NEWELL RUBBERMAID KIRTASIYE TICARET VE SANAYI LTD SIRKETI

NEWELL RUBBERMAID LUXEMBOURG SARL

NEWELL RUBBERMAID NEDERLAND BV

NEWELL RUBBERMAID NORWAY AS

NEWELL RUBBERMAID POLAND II SP ZOO

NEWELL RUBBERMAID SARL

NEWELL RUBBERMAID SRL

NEWELL RUBBERMAID SWEDEN AB

NEWELL SPRL

NEWELL TOOLS NETHERLAND BV

PARKER PEN COMPANY

POLYHEDRON HOLDINGS LTD

REYNOLDS PEN INTERNATIONAL SAS

REYNOLDS SAS

ROTRING PORTUGAL LTDA

RUBBERMAID FRANCE SA

RUBBERMAID FRANCE SAS

RUBBERMAID FRANCE SNC

RUBBERMAID IRELAND LTD

RUBBERMAID IRWIN EUROPE SAS*

SANFORD AUSTRIA GMBH

SANFORD ECRITURE SAS

SANFORD GMBH

SANFORD ITALY SRL

SANFORD LLC

SANFORD SCHWEIZ AG

TECHNICAL CONCEPTS BENTFIELD BV

TECHNICAL CONCEPTS HYGIENE PTY LTD

TECHNICAL CONCEPTS INTERNATIONAL LTD

TECHNICAL CONCEPTS LUXEMBOURG SARL

TEUTONIA KINDERWAGENFABRIK GMBH

TEUTONIA POLSKA SP ZOO

WATERMAN SAS

*	Individual BG issued for EUR 351,529.96 eff. 15Jan2009 maturing 20June2013.

INDIVIDUAL AND GROUP NON-PANEURO DAYLIGHT OVERDRAFTS

GROUP: CZECH REPUBLIC

NEWELL RUBBERMAID CZECH REPUBLIC SRO

NEWELL RUBBERMAID CZECH REPUBLIC II SRO

EUR 400,000

GROUP: DENMARK

NEWELL RUBBERMAID DENMARK A/S

IRWIN INDUSTRIAL TOOLS GMBH

EUR 3,000,000

GROUP: FINLAND

NEWELL RUBBERMAID FINLAND OY

NEWELL RUBBERMAID DENMARK A/S

EUR 2,000,000

GROUP: GERMANY

SANFORD GMBH

RUBBERMAID FRANCE SAS

NEWELL TOOLS NETHERLANDS BV

IRWIN INDUSTRIAL TOOLS GMBH

TEUTONIA KINDERWAGENFABRIK GMBH

NEWELL RUBBERMAID LUXEMBOURG SARL

EUR 4,000,000

GROUP: NORWAY

NEWELL RUBBERMAID NORWAY AS

NEWELL RUBBBERMAID DENMARK A/S

EUR 2,000,000

GROUP: POLAND

NEWELL RUBBERMAID POLAND SA

NEWEL RUBBERMAID POLAND II SP ZOO

TEUTONIA POLSKA SP ZOO

TEUTONIA KINDERWAGENFABRIK GMBH

EUR 900,000

SANFORD LLC (RUSSIA)

EUR 100,000

NEWELL RUBBERMAID CZECH REPUBLIC SRO (SLOVAKIA)

EUR 100,000

GROUP: SWEDEN

DYMO AB

NEWELL RUBBERMAID SWEDEN AB

EUR 2,000,000

NEWELL RUBBERMAID MIDDLE EAST FZE

EUR 100,000

NEWELL RUBBERMAID HUNGARY TRADING KFT (HUNGARY)

EUR 100,000

NEWELL RUBBERMAID SRL (ROMANIA)

EUR 100,000

NEWELL RUBBERMAID KIRTASIYE TICARET VE SANAYI LTD SIRKETI (TURKEY)

EUR 100,000

TECHNICAL CONCEPTS HYGIENE PTY LTD (SOUTH AFRICA)

EUR 100,000

INDIVIDUAL TEMPORARY OVERDRAFTS

GROUP: CZECH REPUBLIC

NEWELL RUBBERMAID CZECH REPUBLIC SRO

NEWELL RUBBERMAID CZECH REPUBLIC II SRO

EUR 100,000

SANFORD LLC (RUSSIA)

EUR 1,000,000

NEWELL RUBBERMAID MIDDLE EAST FZE (DUBAI)

EUR 500,000

NEWELL RUBBERMAID HUNGARY TRADING KFT (HUNGARY)

EUR 100,000

NEWELL RUBBERMAID SRL (ROMANIA)

EUR 100,000

NEWELL RUBBERMAID KIRTASIYE TICARET VE SANAYI LTD SIRKETI (TURKEY)

EUR 100,000

TECHNICAL CONCEPTS HYGIENE PTY LTD (SOUTH AFRICA)

EUR 100,000

Updated: August 9, 2011

NEWELL RUBBERMAID INC.

By	/s/ DALE L. METZ
Name:	DALE L. METZ
Title:	VP & TREASURER

SCHEDULE 3.13

Significant Subsidiaries

Berol Corporation (Del.)

Sanford, L.P. (Ill.)

Irwin Industrial Tool Company (Del.)

Newell Investments Inc. (Del.)

Newell Holdings Limited (UK)

Newell Limited (UK)

Newell Operating Company (Del.)

Newell Finance Company (Del.)

Newell Industries Canada Inc.

Newell Window Furnishings, Inc. (Del.)

Rubbermaid Incorporated (Ohio)

Graco Children’s Products Inc. (Del.)

Rubbermaid Commercial Products LLC (Del.)

Schedule 3.13 to Credit Agreement

SCHEDULE 6.02

Existing Indebtedness

Lender or Trustee	Type of Arrangement	Outstanding Amount As of 12/1/2011
Newell Rubbermaid Inc.
The Bank of New York Mellon (Trustee)	Medium Term Notes	$250,000,000
The Bank of New York Mellon (Trustee)	Medium Term Notes	$500,000,000
The Bank of New York Mellon (Trustee)	Medium Term Notes	$250,000,000
The Bank of New York Mellon (Trustee)	Medium Term Notes	$20,679,000
The Bank of New York Mellon (Trustee)	Medium Term Notes	$550,000,000
The Bank of New York Mellon (Trustee)	Convertible Subordinate Debenture	$436,711,649
FAS 133 Accounting Revaluation of our Interest Rate Swap	FAS 133 Valuation	$32,630,198
EXPO Inc.
JPMorgan Chase Bank N.A.	A/R Securitization	$75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	A/R Securitization	$37,500,000
Royal Bank of Canada	A/R Securitization	$37,500,000

Schedule 6.02 to Credit Agreement

SCHEDULE 6.03(b)

Existing Liens

Counterparty	Security	Amount of Security As of 12/1/2011
Newell Rubbermaid Inc.
ACE American Insurance Company	Cash	$1,000,000
Newell Insurance Limited
Barclays Bank PLC	Cash	$150,000
Barclays Bank PLC	Cash	$500,000
Barclays Bank PLC	Cash	$1,500,000
Newell Rubbermaid Europe Sarl
UBS	Cash	$359,212
Papermate Stationery (Dongguan) Co. Ltd.
Industrial and Commercial Bank of China	Cash	$1,523,789
Industrial and Commercial Bank of China	Cash	$806,379
Irwin Industrial Tool Company
Wells Fargo Financial Leasing Inc.	Air Compressor	$222,790
DYMO BVBA
Fortis Leasing	Building	$2,671,261
Newell Limited
IBM	Equipment	$669,150
Aprica Children’s Products K.K.
	Computers	$118,282
	Equipment & Machinery
Berol Srl de CV
The Capita Corporation de Mexico SA de CV	Computers	$153,842
Alestra S de RL de CV	Equipment

Schedule 6.03(b) to Credit Agreement

ANNEX I

Mandatory Costs

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period for any Loan denominated in Pounds Sterling or another Agreed Foreign Currency (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Loan, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a specific lending office in a Participating Member State will be the percentage notified by such Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan made in Pounds Sterling:

AB +C(B – D) + E x 0.01 percent per annum

100 – (A+ C)

(b)	in relation to a Loan made in any Agreed Foreign Currency other than Pounds Sterling:

E x 0.01 percent per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if applicable, any additional rate of interest specified in Section 2.13(d)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Annex:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A. and/or such other bank or banks as may be appointed by the Administrative Agent in consultation with the Company; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its applicable lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

Annex I to Credit Agreement

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Annex in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify all parties to the Credit Agreement of any amendments which are required to be made to this Annex in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

Annex I to Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________________________

2.	Assignee:	___________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Newell Rubbermaid Inc. and certain of its subsidiaries

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 2, 2011 among Newell Rubbermaid Inc., the Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

Assignment and Assumption

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A.,

  as Administrative Agent [and an Issuing Bank]5

By
Title:

Consented to:

[NEWELL RUBBERMAID INC.

By
Title:][6]

[[NAME OF ISSUING BANK]

  as an Issuing Bank

By
Title:][7]

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B

[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO JPMCB]

December 2, 2011

To the Lenders that are parties to the

    Credit Agreement referred to below

    and JPMorgan Chase Bank, N.A.,

    as Administrative Agent for such Lenders

    (the “Administrative Agent”)

Ladies and Gentlemen:

We have acted as special New York counsel to Administrative Agent in connection with the Credit Agreement dated as of December 2, 2011 (the “Credit Agreement”) among Newell Rubbermaid Inc. (the “Company”), the Subsidiary Borrowers party thereto, the lenders party thereto (the “Lenders”) and the Administrative Agent. Terms defined in the Credit Agreement have the same respective defined meanings when used herein.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Company) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are also subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C) Section 7.02(c) of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

(D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) the last sentence of Sections 2.18(c) of the Credit Agreement and the fifth sentence of Section 10.04(c) of the Credit Agreement, (iii) Section 7.06 of the Credit Agreement, (iv) Section 10.08 of the Credit Agreement, (v) the first sentence of Section 10.09(b) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (vi) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (vii) Section 10.17 of the Credit Agreement.

(E) We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

This opinion letter is provided to you by us as special New York counsel to JPMCB pursuant to Section 4.01(c) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

WJM/MJB

EXHIBIT C

[FORM OF SUBSIDIARY BORROWER JOINDER AGREEMENT]

SUBSIDIARY BORROWER JOINDER AGREEMENT (“this Agreement”) dated as of [            ], 201[_], among Newell Rubbermaid Inc. (the “Company”), [Insert name of Subsidiary Borrower], a [            ] (the “Subsidiary Borrower”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The Company, the Subsidiary Borrowers parties thereto, the Lenders parties thereto and the Administrative Agent are parties to a Credit Agreement dated as of December 2, 2011 (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The Company hereby designates [            ] (the “Subsidiary Borrower”), a Wholly-Owned Subsidiary of the Company and a corporation duly incorporated under the laws of [State/Country], as a Borrower in accordance with Section 2.05 of the Credit Agreement until such designation is terminated in accordance therewith. Upon the effectiveness of such designation in accordance with Section 2.05 of the Credit Agreement, the Subsidiary Borrower shall be a Borrower entitled to [Insert as applicable:] [borrow both Revolving Loans, request the issuance of Letters and borrow Competitive Loans] [borrow Competitive Loans only]8.

The Subsidiary Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, agrees to perform all of its Obligations thereunder and under the other Loan Documents and agrees and confirms that, upon the effectiveness of such designation, it shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and to perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement. The Subsidiary Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of borrowing under Article II of the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent, the Issuing Banks and the Lenders may conclusively rely on the foregoing authorization.

The Company hereby represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that, immediately before and after giving effect to this Agreement in accordance with Section 2.05 of the Credit Agreement, (i) the representations and warranties set forth in Article III of the Credit Agreement are true and correct as if made on and as of the date hereof and as if each of the representations and warranties in Sections 3.01, 3.02, 3.02 and 3.14 specifically included a reference to the Subsidiary Borrower and (ii) no Default has occurred and is continuing. The Subsidiary Borrower hereby represents and warrants (only with respect to itself and its Subsidiaries) to the Administrative Agent, the Issuing Banks and the Lenders that , immediately before and after giving effect to this Agreement in accordance with Section 2.05 of the Credit Agreement, the representations and warranties set forth in Article III of the Credit Agreement are true and correct with respect to the Subsidiary Borrower and its Subsidiaries.

[8]	A Foreign Subsidiary of the Company shall only be permitted to be designated to borrow Competitive Loans.

This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the Subsidiary Borrower and the Company has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered as of the day and year first above written.

SUBSIDIARY BORROWER

[NAME OF SUBSIDIARY BORROWER]

By
Title:

COMPANY

NEWELL RUBBERMAID INC.

By
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., the Subsidiary Borrowers parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 201[    ]

U.S. Tax Compliance Certificate

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., the Subsidiary Borrowers parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 201

U.S. Tax Compliance Certificate

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., the Subsidiary Borrowers parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 201

U.S. Tax Compliance Certificate

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Newell Rubbermaid Inc., the Subsidiary Borrowers parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 201

U.S. Tax Compliance Certificate

EXHIBIT E

PROMISSORY NOTE

$[ ]	[ ], 201[ ] New York, New York

FOR VALUE RECEIVED, [NEWELL RUBBERMAID INC., a Delaware corporation (the “Company”)], hereby promises to pay to [NAME OF LENDER] (the “Lender”), at such of the offices of JPMorgan Chase Bank, N.A. as shall be notified to the Company from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender to the Company.

This Note evidences Revolving Loans made by the Lender to the Company under the Credit Agreement dated as of December 2, 2011 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Company, the Subsidiary Borrowers party thereto, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[NEWELL RUBBERMAID INC.]

By
Name:
Title:

Promissory Note

SCHEDULE OF LOANS

This Note evidences Revolving Loans made, continued or converted under the within-described Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

Promissory Note